Exhibit 99.1

Media Contacts:
Mark Brender	Amy Estes
GeoEye	LeGrand Hart for GeoEye
(703) 480-9562	(303) 298-8470 ext. 239
brender.mark@geoeye.com	aestes@legrandhart.com

GeoEye Releases First Image Collected by its New GeoEye-1 Earth-Imaging Satellite

World’s Highest-Resolution, Color Satellite Image of Kutztown University in Penn.
Showcases GeoEye-1’s Exceptional Quality

DULLES, Va., Oct. 8, 2008 – GeoEye, Inc. (NASDAQ: GEOY), a premier provider of satellite, aerial and geospatial information, released today the first, color half-meter ground resolution image taken from its GeoEye-1 satellite. The satellite has been undergoing calibration and check-out since it was launched on Sept. 6 from Vandenberg Air Force Base in Calif. The Company will begin selling GeoEye-1 imagery products later this fall.

Matthew O’Connell, GeoEye’s chief executive officer, said, “We are pleased to release the first GeoEye-1 image, bringing us even closer to the start of the satellite’s commercial operations and sales to our customers. This is a remarkable achievement, and I want to thank all of our employees, customers, especially the National Geospatial-Intelligence Agency, strategic partners, vendors and investors for their support.”

GeoEye-1 simultaneously collects 0.41-meter ground resolution black-and-white imagery in the panchromatic mode and 1.65-meter color (multispectral). This first image showing Kutztown University located midway between Reading and Allentown, Penn. was produced by fusing the satellite’s panchromatic and multispectral data to produce a high-quality, true-color half-meter resolution image. Though the satellite collects imagery at 0.41-meter ground resolution, due to U.S. licensing restrictions, commercial customers will only get access to imagery that has been processed to half-meter ground resolution.

Bill Schuster, GeoEye’s chief operating officer, said, “We are bringing GeoEye-1 into service within four years of our contract award with no contract cost overruns. The entire program which includes the satellite, launch, insurance, financing and four ground stations was less than $502 million. That’s the amount established and agreed to four years ago.” He further noted, “GeoEye-1 is an excellent fit to meet the U.S. Government’s important requirements for mapping and broad area space-based imagery collection over the next decade.”

Brad Peterson, GeoEye’s vice president of operations, said, “This image captures what is in fact the very first location the satellite saw when we opened the camera door and started imaging. We expect the quality of the imagery to be even better as we continue the calibration activity.”

The Kutztown University image shows the campus, which includes academic buildings, parking lots, roads, athletic fields and the track-and-field facility. The image was collected at 12:00 p.m. EDT on Oct. 7, 2008 while GeoEye-1 was moving north to south in a 423-mile-high (681 km) orbit over the eastern seaboard of the U.S. at a speed of four-and-one-half miles per second. GeoEye-1 was built by General Dynamics Advanced Information Systems in Gilbert, Ariz. The imaging system was built by ITT in Rochester, NY.

To view GeoEye-1’s First Image, visit GeoEye’s home page at www.geoeye.com and click on “Featured Image” or go to the direct link: http://www.geoeye.com/CorpSite/gallery/Default.aspx. For more information about the Sept. 6 launch and technical specifications of the GeoEye-1 satellite, please visit: http://launch.geoeye.com. To receive timely, ongoing details about the development of GeoEye-1 products and services, sign up at http://launch.geoeye.com/LaunchSite/news/signup.aspx.

About GeoEye

GeoEye is the premier provider of geospatial information for the national security community, strategic partners, resellers and commercial customers to help them better map, measure and monitor the world. The Company is recognized as the industry’s trusted imagery expert for delivering reliable service and the exceptional quality of its imagery products and solutions. It operates a constellation of Earth imaging satellites, mapping aircraft and has an international network of ground stations, a robust imagery archive, and advanced imagery processing capabilities for developing innovative geospatial products and solutions. On September 6, GeoEye launched its GeoEye-1 satellite which is now the world’s highest resolution and most accurate commercial imaging satellite. The Company also provides support to academic institutions and non-governmental organizations through the GeoEye Foundation.  Headquartered in Dulles, Virginia, GeoEye is a public company listed on the Nasdaq stock exchange under the symbol GEOY. It maintains a comprehensive Quality Management System (QMS) and has achieved company-wide ISO accreditation. For more information, visit www.geoeye.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Securities Exchange Act of 1934, as amended. Statements including words such as “anticipate”, “believe”, or “expect” and statements in the future tense are forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties. GeoEye’s actual financial and operational results could differ materially from those anticipated. Additional information regarding these risk factors and uncertainties is described more fully in the Company’s SEC filings. A copy of all SEC filings may be obtained from the SEC’s EDGAR web site, www.sec.gov, or by contacting: William L. Warren, Senior Vice President, General Counsel and Secretary, at 703-480-5672.

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